Exhibit 99.2

Amarantus Announces Exclusive Option Agreement With Georgetown University to License Patent Rights for Blood Based Biomarkers for Alzheimer's Disease

SAN FRANCISCO and GENEVA, Jan. 15, 2015 (GLOBE NEWSWIRE) -- Amarantus BioScience Holdings, Inc. (AMBS), a biotechnology company focused on the development of novel diagnostic tests in neurology and therapeutic products in the areas of neurology, psychiatry, ophthalmology and regenerative medicine, announced that it has executed a one-year, exclusive option agreement with Georgetown University to enter into a license for the patent rights related to certain blood based biomarkers for memory loss that Georgetown University and University of Rochester jointly own. Amarantus will be required to achieve timely milestones including providing Georgetown with development and commercialization plans for the biomarkers, share information related to Amarantus' diagnostic assets, CLIA validation of biomarkers, recruitment of a senior executive to lead Amarantus' diagnostics division and other requirements as defined in the agreement.

"The evaluation of the memory loss-related biomarkers from Georgetown University and University of Rochester are part of our continuing plan to be the world's premier Alzheimer's blood-based diagnostic company in the world," said Gerald E. Commissiong, President & CEO of Amarantus. "There are six patents covered in the agreement with Georgetown University. The technologies are based on metabolic, genetic and exosomal biomarkers. We believe these may hold additional potential for identifying distinguishing factors in dementia and Alzheimer's disease that will be complementary to our current cell cycle dysregulation platform with LymPro(R) Test. With the potential addition of these biomarkers to our Alzheimer's diagnostics portfolio, we are positioning ourselves to be able to serve the pharmaceutical clinical trial community with all three modalities (cell cycle dysregulation, lipidomics and exosomes) that will streamline their efforts to recruit and monitor subjects enrolling in Alzheimer's therapeutics clinical studies, in addition to bringing to market blood diagnostics for Alzheimer's disease that will help individuals and nations implement robust screening initiatives to accurately diagnose Alzheimer's disease."

"The preclinical state of the disease when one is asymptomatic offers a window of opportunity for potential disease-modifying intervention such as medications," stated Howard Federoff, MD, PhD, Executive Vice President for Health Sciences at Georgetown University Medical Center and Executive Dean of Georgetown's School of Medicine, and one of the inventors of the technology. "It will be critical to have biomarkers such as these for large-scale screening to identify at-risk individuals in order to test therapeutic agents that might delay or prevent the emergence of the disease. This will ultimately be hugely important to patients and their families."

During the option period, Amarantus has been granted rights to internally evaluate the biomarkers. The biomarkers are based on technologies entitled, "Blood Based Biomarkers for Memory Loss" developed in the course of research performed by Drs. Howard Federoff, Massimo Fiandaca, Amrita Cheema, Yuriv Gusev, and Xiaogang Zhong at Georgetown University and Dr. Mark Mapstone at University of Rochester.

About Alzheimer's disease

According to the Alzheimer's Association, it is estimated that over 5.4 million people in the United States suffer from Alzheimer's disease. Over 500,000 patients are diagnosed annually, with nearly one-in-eight older Americans affected by the disease. Alzheimer's disease is the third leading cause of death in the United States. The cost of unpaid care in the United States is estimated at over $210 billion annually. Total payments for care are estimated at over $200 billion annually, including $140 billion in cost to Medicare and Medicaid. Alzheimer's expenditures in the United States are expected to exceed $1.2 trillion by 2050. There is no cure or effective treatment for Alzheimer's disease. Worldwide, about 35.6 million individuals have the disease and, according to the World Health Organization, the number will double every 20 years to 115.4 million people with Alzheimer's by 2050.

About Amarantus BioScience Holdings, Inc.

Amarantus BioScience Holdings (AMBS) is a biotechnology company developing treatments and diagnostics for diseases associated with neurodegeneration and protein misfolding-related apoptosis. AMBS has licensed Eltoprazine, a Phase 2b ready small molecule indicated for Parkinson's disease Levodopa-induced dyskinesia and adult ADHD. AMBS has an exclusive worldwide license to the Lymphocyte Proliferation test, (LymPro Test(R)), which was developed by Prof. Thomas Arendt, Ph.D., from the University of Leipzig, for Alzheimer's disease and owns the intellectual property rights to a therapeutic protein known as mesencephalic-astrocyte-derived neurotrophic factor ("MANF") and is developing MANF-based products as treatments for brain and ophthalmic disorders. AMBS also owns intellectual property for the diagnosis of Parkinson's disease (NuroPro) and the discovery of neurotrophic factors (PhenoGuard(TM)).

In November 2014, AMBS entered into an exclusive option agreement with Lonza Walkersville, Inc., a subsidiary of Lonza Group Ltd., to acquire Cutanogen Corporation, a subsidiary of Lonza Walkersville, to develop Engineered Skin Substitute (ESS-W), an autologous skin replacement product for the treatment of Stage 3 and Stage 4 intractable severe burns.

On January 12, 2015, AMBS announced the acquisition of DioGenix, Inc., a specialized neuro-diagnostics company, and owns the rights to MSPrecise(R), a proprietary next-generation DNA sequencing (NGS) assay for the identification of patients with relapsing-remitting multiple sclerosis (RRMS) at first clinical presentation. For further information please visit www.Amarantus.com, or connect with the company on Facebook, LinkedIn, Twitter and Google+.

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